EXHIBIT 99.1

Media Release

First Solar Appoints Kathryn A. Hollister to Board of Directors

TEMPE, Ariz., March 19, 2021 – First Solar, Inc. (Nasdaq: FSLR) has appointed Kathryn A. “Katy” Hollister, a seasoned global leader and financial expert with nearly four decades of leadership experience at Deloitte Tax LLP and its affiliates, to its board of directors. Ms. Hollister will serve on First Solar’s audit and compensation committees.

Throughout her career, Ms. Hollister has designed and driven strategic initiatives and led operations across Deloitte’s most important businesses. Most recently, she served as the chief strategy officer for Deloitte’s Global Tax and Legal practice of 45,000 professionals. In this role, she led the integration of dozens of global practices, an undertaking that included a technology transformation in a complex environment of multi-jurisdictional regulatory, talent, and brand management. Ms. Hollister also served two terms on Deloitte’s United States and global boards of directors.

“Katy brings to the role so much more than just a remarkable track record at one of the world’s largest global consultancies. She brings a passion for organizations with bold, transformative missions, particularly those focused on important issues, such as the environment and climate change,” said Mark Widmar, chief executive officer, First Solar. “We’re incredibly pleased to have her join us at this pivotal moment in our journey as the fight against climate change achieves critical momentum, and we solidify First Solar’s position on the frontlines of addressing the biggest challenge of our times.”

“First Solar has an exceptional track record in responsibly-produced cleantech and sustainability, making the opportunity to join its board very compelling. It’s clear that this is a company focused on balanced growth and competitiveness, while also being conscious of its impact on people and the planet,” said Ms. Hollister. “I’m excited to be part of the First Solar story, lending my experience as it continues to scale its technology and works to power the world towards a sustainable energy future.”

Ms. Hollister has been an active community leader, serving multiple academic and charitable organizations. She serves on the boards of trustees of Duke University, where she is the vice-chair of the audit committee, and the University of Cincinnati Foundation. She also serves on the boards of MENTOR and the Cincinnati Museum Center. She has served on many other Cincinnati-based charitable board roles, including the YWCA and Habitat for Humanity.

Ms. Hollister has a BA from Duke University and a JD from the University of Cincinnati College of Law. She is a licensed lawyer and certified public accountant.

www.firstsolar.com

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic solar energy solutions, which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

Media	Investors
Reuven Proença	Mitchell Ennis
First Solar Media	First Solar Investor Relations
reuven.proenca@firstsolar.com	mitchell.ennis@firstsolar.com

2
www.firstsolar.com